                                                                    Exhibit 99.1


       SSWM SECURES $6 MILLION EQUITY COMMITMENT FROM FUSION CAPITAL FUND NEW FINANCING TO ACCELERATE BUSINESS DEVELOPMENT AND ACQUISITION PROGRAM

CARLSBAD, CA., June 14, 2004, Bruce Beattie, CEO of Sub-Surface Waste Management of Delaware, Inc., (OTCBB: SSWM), a leading provider of pay-for-performance remediation services using proprietary biotechnology, today announced that SSWM has entered into an agreement with Fusion Capital Fund II, LLC a Chicago based institutional investor, whereby Fusion Capital shall buy up to $6.0 million of the Company's common stock. The proceeds of the financing will be used to retire debt, complete acquisitions and provide working capital.

Under terms of the agreement, Fusion Capital has agreed to purchase from the Company up to $6.0 million of SSWM's common stock over a 24-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month SSWM has the right to sell to Fusion Capital $250,000 of its common stock at a purchase price based upon the market price of the Company's common stock on the date of each sale without any fixed discount to the market price. At SSWM's sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. SSWM has the right to terminate the agreement at any time without any additional cost. SSWM also has the right, at its election to enter into a new agreement with Fusion Capital under which Fusion Capital would be required to purchase up to $6.0 million of SSWM common stock on the same terms and conditions as the original agreement. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever. . A more detailed description of the transaction will be available in SSWM's Current Report on Form 8-K, which it plans to file with the SEC in the near future.

Bruce Beattie commented, "With the availability of the Fusion financing, we can now concentrate on implementing our strategic plan to increase revenue, earnings and shareholder value as we help solve many of the pressing environmental problems of the 21st century. We are very pleased to have Fusion Capital as our financial partners and this financing demonstrates their confidence in our future plans and our current management team. We believe the terms of the financing are extremely favorable to SSWM and our future growth."


ABOUT FUSION CAPITAL
Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

ABOUT SSWM

SSWM is a subsidiary of U.S. Microbics, Inc. (OTCBB: BUGS). For more information about SSWM and U.S. Microbics, Inc. contact Bruce Beattie at 760/918-1860, ext. 105 or BBEATTIE@BUGSATWORK.COM; or learn about the company by visiting its Web site at HTTP://WWW.BUGSATWORK.COM. A research report on SSWM is available at HTTP://WWW.STOCKSONTHEWEB.COM/SSWM.HTM and another at HTTP://WFNN.INFO.

The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect" or similar expressions that involve risks and uncertainties. These risks and uncertainties include the company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and other sections of the company's Form 10-KSB and other publicly available information regarding the company on file with the Securities and Exchange Commission. The company will provide you with copies of this information upon request.


Bob Brehm, CEO
California Businessman of the Year - 2004
U.S. Microbics, Inc.
6451 El Camino Real, Suite C
Carlsbad, CA 92009
Public stock trading symbol: "BUGS"
www.bugsatwork.com
Phone: 760-918-1860 x102
Fax: 760-918-1855